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                                                                  Exhibit (e)(7)

                      AMENDMENT TO RIGHTS AGREEMENT BETWEEN

                                  VIASOFT, INC.

                                       AND

                   HARRIS TRUST AND SAVINGS BANK, AS RIGHTS AGENT

      THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this 27 day of April, 2000 by and between Viasoft, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as rights agent (the "Rights Agent"), at the direction of the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

      WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") among the Company, Allen Systems Group, Inc., a Delaware corporation ("Parent"), and ASG Sub, Inc., a Delaware corporation and wholly-owned subsidiary of parent ("Sub"), providing for transactions (collectively, the "Merger") pursuant to which, among other things, Sub and the Company will make the Offer and, thereafter, the Company and Sub will effect the Merger and the Company will become a wholly-owned subsidiary of Parent, and the former stockholders of the Company will receive cash, all on the terms and subject to the conditions of the Merger Agreement.

      WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of April 20, 1998 (as previously amended on July 14, 1999, the "Rights Agreement").

      WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.


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      WHEREAS, the Board of Directors on April 27, 2000 resolved to amend the
Rights Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the Rights Agreement is amended as follows:

      1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby amended by deleting in its entirety the last sentence of that definition (which was added in the July 14, 1999 amendment to the Rights Agreement), and adding the following two sentences to the end of that definition:

            Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of the execution and delivery of the Agreement and Plan of Merger dated as of April 27, 2000 by and among the Company, Allen Systems Group, Inc., a Delaware corporation ("Parent"), and ASG Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), (the "Merger Agreement") or the execution and delivery of any amendment thereto, the execution and delivery of the Shareholder Tender and Voting Agreement contemplated thereby (the "Tender Agreements") or the execution and delivery of any amendment thereto, or any purchase of stock of the Company pursuant to the Offer. As used herein, the terms "Offer" and "Merger" shall have the meanings given to such terms in the Merger Agreement.

      2. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms, provided, however, that the effectiveness of the last sentence of the definition of "Acquiring Person", as added by the July 14, 1999 amendment, as it relates to the transactions, proposed transactions and documents referred to therein, shall not be affected by this Amendment and such prior Amendment was, and shall continue to be, effective for, and shall govern with respect to, any such transactions, proposed transactions and documents.


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      3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                               VIASOFT, INC.




By: /s/ Catherine R. Hardwick         By: /s/ Steven D. Whiteman
    -------------------------             ----------------------
    Name: Catherine R. Hardwick           Name: Steven D. Whiteman
    Title:  General Counsel               Title: Chairman, CEO & President



Attest:                               HARRIS TRUST AND SAVINGS BANK,
                                      Rights Agent



By:  /s/ Mary Anne Blyth              By: /s/ Kimberly A. Mottlow
     ------------------------             -----------------------
     Name: Mary Anne Blyth                Name: Kimberly A. Mottlow
     Title: Vice President                Title: Trust Officer
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